Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-122217

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated February 2, 2005)

                                10,000,000 Shares
                                       Of
                                  Common Stock

We are offering 10,000,000 shares of our common stock to a certain investor. In connection with this offering, we will pay a fee to a placement agent. See "Plan of Distribution" beginning on page S-2 of this prospectus supplement for more information regarding this arrangement.

Our common stock is quoted on the American Stock Exchange under the symbol "EAG." On April 14, 2005, the closing price of our common stock as quoted on the American Stock Exchange was $0.22 per share.

Before you invest, you should carefully read this prospectus supplement, the related prospectus, and all of the information incorporated by reference herein and therein. Our business, and an investment in our common stock, involves significant risks. These risks are addressed in the prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

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

                                                     Per Share          Offering
                                                   --------------     --------------
Public offering price                              $      0.2035     $   2,035,000
Placement agent fee                                $      0.0100     $     100,000
Proceeds, before expenses, to us                   $      0.1935     $   1,935,000

We estimate the total expenses of this offering, excluding the placement agent fee, will be approximately $5,000.
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April 15, 2005



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                                TABLE OF CONTENTS

                                                                       Page

                                                                   -------------
Prospectus Supplement

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GENERAL INFORMATION                                                         S-2
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MARKET FOR OUR COMMON STOCK                                                 S-2
---------------------------
USE OF PROCEEDS                                                             S-2
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PLAN OF DISTRIBUTION                                                        S-2
--------------------
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS                             S-3
-----------------------------------------------
LEGAL MATTERS                                                               S-3
-------------
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                           S-3
-------------------------------------------------


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     You should rely only on information contained in this prospectus supplement, the related prospectus and the documents we incorporate by reference in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with information that is different. We are offering the common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus supplement and the related prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     As used in this prospectus supplement, the terms "we", "us", "our", "Company," "Eagle" and "Eagle Broadband" refers to Eagle Broadband, Inc. and its wholly-owned subsidiaries.

                               GENERAL INFORMATION

     This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this registration statement, we registered the offering of up to 30,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of 10,000,000 million shares of our common stock under the shelf registration statement. You should read carefully this prospectus supplement, the related prospectus, and the information that we incorporate by reference into those documents. In the event that there are any differences or inconsistencies between this prospectus supplement, the related prospectus, and the information incorporated by reference herein and therein, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed and described under the heading "Where You Can Find More Information" in the prospectus.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page hereof.

                           MARKET FOR OUR COMMON STOCK

     On April 14, 2005, the last reported sale price of our common stock on the American Stock Exchange was $0.22 per share. Our common stock is traded on the American Stock Exchange under the symbol "EAG."

     As of April 14, 2005, and before the issuance of the 10,000,000 shares of our common stock pursuant to this prospectus supplement, we had approximately 249,067,075 shares of common stock outstanding.

                                 USE OF PROCEEDS

     The net proceeds to us from this offering, after placement fees and miscellaneous expenses, will be approximately $1.93 million. We will use the net proceeds from the sale of the securities for general corporate purposes, which may include the acquisition of future businesses or complimentary products, funding working capital requirements, and repayment of indebtedness. Our management will have broad discretion in the application of net proceeds.

                              PLAN OF DISTRIBUTION

      We are offering the shares of our common stock through a placement agent to use its best efforts to solicit offers from investors to purchase our common stock in this offering. Subject to the terms and conditions contained in the placement agent agreement dated February 7, 2005, The Keystone Equities Group ("Keystone") has agreed to act as our placement agent for the sale of shares of our common stock and to receive a fee of $100,000. The placement agent is not purchasing or selling any shares by this prospectus supplement or the related prospectus.

    The sale of the common stock to the investor with a right of first refusal to purchase our shares is being made on terms previously negotiated. Other sales of our common stock under the offering, if any, will be made on terms negotiated with other investors. The stock purchase agreement between the investors will contain customary representations by us and the each of the investors.

     Confirmations will be distributed to the investors informing such investors of the closing date as to such shares. We currently anticipate that the closing of the sale of 10,000,000 shares of common stock will take place on or about April 15, 2005.

     On the scheduled closing date, the following will occur:

     o    we will receive funds in the amount of the aggregate purchase price;

     o    we will deliver the shares of stock to the investors electronically;
          and

     o    the placement agent will be paid its fee.


     The transfer agent for our common stock is Registrar and Transfer Company.

     Our common stock is traded on the American Stock Exchange under the symbol "EAG."

     The investors may be considered underwriters under applicable securities laws. Resales of common stock by the investors and persons receiving shares from the investors in the United States, its territories and possessions must be made in compliance with applicable United States securities laws.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Please see the information in the prospectus and the materials incorporated by reference into the prospectus and this prospectus supplement about the risks and uncertainties associated with forward-looking statements contained in these documents.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby is being passed upon for us by Brewer & Pritchard, Professional Corporation, Houston, Texas.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of this offering, as well as the following documents:

     1. Annual Report on Form 10-K for the fiscal year ended August 31, 2004, as filed with the Commission on November 30, 2004; Annual Report on Form 10-K/A for the fiscal year ended August 31, 2004, as filed on December 29, 2004;

     2. Our Current Reports on Form 8-K dated April 13, 2005, as filed with the Commission on April 15, 2005; April 8, 2005, as filed April 12, 2005; April 11, 2005, as filed on April 12, 2005; April 4, 2005, as filed on April 4, 2005; March 23, 2005, as filed on March 31, 2005; February 7, 2005, as filed on February 11, 2005; January 18, 2005, as filed on January 19, 2005; November 30, 2004, as filed on December 1, 2004;

     3. Our quarterly report of Form 10-Q for the fiscal quarter ended February 28, 2005, as filed with the Commission on April 11, 2005; November 30, 2004, as filed on January 18, 2005;

     4. The description of our common stock contained in our Registration Statement on Form S-3 dated October 3, 2003, File No. 333-109481;

     5. All other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended August 31, 2004; and

     6. All documents subsequently filed by the us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

     If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. You should direct requests for such copies to: Attention: Corporate Secretary, 101 Courageous Drive, League City, Texas 77573-3925, telephone (281) 538-6000.